Exhibit 99.1

Everspin Awarded $14.55M to Provide Continued, Stable On-Shore MRAM Manufacturing

Everspin PERSYST MRAM manufacturing facilities will continue to be used for US domestic production of MRAM wafers and devices for aerospace and defense industries

CHANDLER, Ariz.--(BUSINESS WIRE) –Aug 20, 2024-- Everspin Technologies, Inc. (NASDAQ: MRAM), the world’s leading developer and manufacturer of Magnetoresistive Random Access Memory (MRAM) persistent memory solutions, today announced a strategic award to develop a long-term plan to provide manufacturing services for aerospace and defense segments. Under the award, Everspin will provide a plan to mitigate risks to its MRAM manufacturing supply chain.

“Everspin is pleased to provide continuous on-shore MRAM capability to its aerospace and defense customers,’ said Sanjeev Aggarwal, President Technologies and CEO of Everspin Technologies. “Our MRAM manufacturing technology and integration is front-end CMOS agnostic allowing our customers and Everspin to source the optimal CMOS wafers from a FAB of choice.”

Everspin’s MRAM manufacturing line in Chandler, Arizona will continue to support both current and future Department of Defense (DoD) strategic and commercial space system requirements. The award is valued at $14.55 million over 2.5 years.

About Everspin Technologies

Everspin Technologies, Inc., is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest-performance, non-volatile memory for Industrial IoT, Data Centers, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com.

Agency Contact:
Kiterocket
Stephanie Quinn
T: 480-316-8370
E: squinn@kiterocket.com

Source: Everspin Technologies, Inc.